Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Office of Corporate Communications
1050 Caribbean Way, Miami, Florida 33132-2096
Contact: Carola Mengolini
(305) 982-2625

      For Immediate Release

ROYAL CARIBBEAN REPORTS RECORD SECOND QUARTER EARNINGS

MIAMI – August 2, 2018 – Royal Caribbean Cruises Ltd. (NYSE: RCL) today reported record second quarter results and reaffirmed its full year Adjusted EPS guidance of $8.70 to $8.90 per share.  The company noted that this guidance includes a $0.35 negative impact from currency and fuel since the April guidance.  This negative impact is being offset by better second quarter results and an improved revenue outlook.  For the second quarter, the company reported US GAAP earnings of $2.19 per share and adjusted earnings of $2.27 per share, beating guidance by $0.39 per share.
KEY HIGHLIGHTS
Results for the Second Quarter 2018:
•
US GAAP Net Income was $466.3 million or $2.19 per share and Adjusted Net Income was $482.2 million or $2.27 per share versus US GAAP and Adjusted Net Income of $369.5 million or $1.71 per share in 2017.

•	Gross Yields were up 2.7% in Constant-Currency (up 3.7% As-Reported). Net Yields were up 2.8% in Constant-Currency (up 3.8% As-Reported).
•	Gross Cruise Costs per APCD increased 1.1% in Constant-Currency (up 1.8% As-Reported). Net Cruise Costs ("NCC") excluding Fuel per APCD were up 1.1% in Constant-Currency (up 1.8% As-Reported).

Full Year 2018:
•	Adjusted earnings for the full year are expected to be in the range of $8.70 to $8.90 per share.

•	Net Yields are expected to increase 2.75% to 3.75% in Constant-Currency (up 3.25% to 4.0% As-Reported).
•	NCC excluding Fuel per APCD are expected to be up approximately 2.5% in Constant-Currency (up approximately 3.0% As-Reported).
"While we are frustrated by foreign exchange and fuel rates, we are tickled pink that our business continues to excel and overcome these headwinds," said Richard D. Fain, chairman and CEO.  "It is a pleasure to prove, once again, how strong our brands are and to demonstrate continued upside to our yields while maintaining strong expense control."
SECOND QUARTER 2018
US GAAP Net Income for the second quarter of 2018 was $466.3 million or $2.19 per share and Adjusted Net Income was $482.2 million or $2.27 per share.  Last year, both US GAAP and Adjusted Net Income were $369.5 million or $1.71 per share.  The company beat the Adjusted EPS guidance for the second quarter by $0.39.  Such a high level of favorability is unusual and was driven by a noteworthy confluence of factors including: better than expected revenue from the global brands, better performance from the joint ventures and lower than expected expenses which were driven by timing.
Gross Yields were up 2.7% and Net Yields were up 2.8% in Constant-Currency, exceeding prior guidance due to strong close-in demand for our core products and better onboard revenues.
Gross Cruise Costs per APCD increased 1.1% in Constant-Currency.  Net Cruise Costs ("NCC") excluding Fuel per APCD were up 1.1% in Constant-Currency, lower than guidance, driven  by the timing of hotel and marine related projects and marketing related expenses.
Additionally, better than expected performance below the line, mainly due to additional returns from our joint ventures, contributed to the quarter's unusually high performance.

Bunker pricing net of hedging for the second quarter was $513.6 per metric ton and consumption was 335.5 metric tons.
Since our last call, the company repurchased $300 million in shares as part of the $1 billion repurchase program authorized in May 2018.
FULL YEAR 2018
The company expects its full year Adjusted EPS to be in the range of $8.70 to $8.90 per share.  This range includes a negative impact of $0.35 from currency and fuel versus our previous quarterly guidance and $0.06 in additional interest expense related to the purchase price for Silversea.  Thus, excluding the impact of currency, fuel and additional interest related to the Silversea investment, the company is effectively raising its guidance by $0.40 per share.
The company expects a Net Yield increase in the range of 2.75% to 3.75% in Constant-Currency. As-Reported yields are expected to be up 3.25% to 4.0%.
NCC excluding Fuel are expected to be up approximately 2.5% in Constant-Currency - in line with previous guidance; and up approximately 3.0% As-Reported.
Taking into account current fuel pricing, interest and currency exchange rates, and the factors detailed above, the company estimates 2018 Adjusted EPS to be in the range of $8.70 to $8.90 per share.
"2018 is shaping up to be another year of record earnings, which is being driven by a strong demand environment and effective cost and capital management," said Jason T. Liberty, executive vice president and CFO. "While it is too early to guide on 2019, it is very encouraging to see these positive trends further supporting a strong book of business for next year."

THIRD QUARTER 2018
Constant-Currency Net Yields are expected to be up approximately 2.0% for the third quarter of 2018.
NCC excluding Fuel for the third quarter are expected to be down approximately 1.0% in Constant-Currency.
Based on current fuel pricing, interest and currency exchange rates, and the factors detailed above, the company expects third quarter Adjusted EPS to be in the range of $3.90 to $3.95 per share. This number includes the negative impact of approximately $0.20 from currency and fuel when compared to the rates included in our previous quarterly guidance.

SILVERSEA
As separately announced, the company received all necessary governmental approvals for the Silversea share purchase and closed the transaction on July 31st.  Accordingly, the guidance above includes approximately $0.06 in additional interest expense related to the financing of purchase price.  The company will record Silversea's results with a three-month lag, which means that the company expects to begin consolidating their operations in the fourth quarter of 2018.
As previously stated, Silversea is not expected to materially impact near term Adjusted Earnings per Share for the company as a whole.  However, the consolidation of Silversea will have some impact on the company's metrics.  Firstly, the transaction involves purchase accounting adjustments which will take some time to determine.  Although the bulk of these adjustments will be excluded from Adjusted Earnings per Share there could be some included.  These will not be known for some time, but have been assumed to be neutral in the above guidance.
More visibly, Silversea is an ultra-luxury brand with higher per berth revenues and higher per berth expenses than our other brands.  While the bottom line impact in the near term should be immaterial, the consolidation will mean higher average yields for the company and higher costs per berth.

FUEL EXPENSE AND SUMMARY OF KEY GUIDANCE STATS
Fuel Expense
The company does not forecast fuel prices and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on today's fuel prices, the company has included $184 million and $693 million of fuel expense in its third quarter and full year 2018 guidance, respectively.
Forecasted consumption is 50% hedged via swaps for the remainder of 2018 and 52%, 41%, 20% and 5% hedged for 2019, 2020, 2021 and 2022, respectively. For the same five-year period, the average cost per metric ton of the hedge portfolio is approximately $443, $364, $380, $426 and $632, respectively.

The company provided the following fuel statistics for the third quarter and FY 2018:

FUEL STATISTICS	Third Quarter 2018	Full Year 2018
Fuel Consumption (metric tons)	340,200	1,337,000
Fuel Expenses	$184 million	$693 million
Percent Hedged (fwd. consumption)	47%	50%

The company provided the following guidance for the third quarter and FY 2018:
GUIDANCE	As-Reported	Constant-Currency
Third Quarter 2018
Net Yields	Approx. 1.5%	Approx. 2.0%
Net Cruise Costs per APCD	Flat	Flat
Net Cruise Costs per APCD ex. Fuel	Approx. (1.0%)	Approx. (1.0%)
Full Year 2018
Net Yields	3.25% to 4.25%	2.75% to 3.75%
Net Cruise Costs per APCD	2.0% to 2.5%	Approx. 2.0%
Net Cruise Costs per APCD ex. Fuel	Approx. 3.0%	Approx. 2.5%

GUIDANCE	Third Quarter 2018	Full Year 2018
Capacity change	8.2%	3.7%
Depreciation and Amortization	$260 to $265 million	$1,025 to $1,035 million
Interest Expense, net	$78 to $82 million	$288 to $298 million
Adjusted EPS	$3.90 to $3.95	$8.70 to $8.90

SENSITIVITY	Third Quarter 2018	Remaining Periods 2018
1% Change in Currency	$7 million	$11 million
1% Change in Net Yields	$22 million	$40 million
1% Change in NCC ex Fuel	$9 million	$19 million
100 basis pt. Change in LIBOR	$7 million	$17 million
10% Change in Fuel prices	$15 million	$21 million

Exchange rates used in guidance calculations
GBP	$1.32
AUD	$0.74
CAD	$0.76
CNH	$0.15
EUR	$1.17

LIQUIDITY AND FINANCING ARRANGEMENTS
As of June 30, 2018, liquidity was $2.0 billion, including cash and the undrawn portion of the company's unsecured revolving credit facilities.  The company noted that scheduled debt maturities for the remainder of 2018, 2019, 2020, 2021 and 2022 are $0.8 billion, $0.9 billion, $1.5 billion, $0.7 billion and $1.5 billion, respectively.

CAPITAL EXPENDITURES AND CAPACITY GUIDANCE
Based upon current ship orders, projected capital expenditures for full year 2018, 2019, 2020, 2021 and 2022 are $4.7 billion, $2.5 billion, $2.8 billion, $2.9 billion and $3.0 billion, respectively.  Capacity changes for 2018, 2019, 2020, 2021 and 2022 are expected to be 3.7%, 6.6%, 4.2%, 8.0% and 8.1%, respectively. These figures do not include potential ship sales or additions that we may elect to make in the future. The capital expenditures do include the investment in Silversea and their committed newbuilds.

CONFERENCE CALL SCHEDULED
The company has scheduled a conference call at 10 a.m. Eastern Daylight Time today to discuss its earnings.  This call can be heard, either live or on a delayed basis, on the company's investor relations website at www.rclinvestor.com.

Selected Operational and Financial Metrics

Adjusted Earnings per Share ("Adjusted EPS")
Represents Adjusted Net Income divided by the weighted average or by the diluted weighted average of shares outstanding, as applicable, at the end of the reporting period. We believe this measure is meaningful when assessing our performance on a comparative basis.

Adjusted Net Income
Adjusted Net Income represents net income excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis.  For the periods presented, these items included the impairment loss related to Skysea Holding, the impairment loss and other costs related to the exit of our tour operations business, transaction costs related to the Silversea Cruises acquisition and the impact of the change in accounting principle related to the recognition of stock-based compensation expense from the graded attribution method to the straight-line attribution method for time-based stock awards.

Available Passenger Cruise Days ("APCD")
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period which excludes canceled cruise days and drydock days. We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers that cause our cruise revenue and expenses to vary.

Constant-Currency
We believe Net Yields, Net Cruise Costs and Net Cruise Costs excluding Fuel are our most relevant non-GAAP financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the US Dollar.  Because our reporting currency is the US Dollar, the value of these revenues and expenses in US Dollars will be affected by changes in currency exchange rates.  Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element.  For this reason, we also monitor Net Yields, Net Cruise Costs, and Net Cruise Costs excluding Fuel on a "Constant-Currency" basis – i.e., as if the current period's currency exchange rates had remained constant with the comparable prior period's rates.  We calculate "Constant-Currency" by applying the average prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods.  We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods.  It should be emphasized that the use of Constant-Currency is primarily used by us for comparing short-term changes and/or projections.  Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies can significantly change the impact of the purely currency-based fluctuations.

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses. For the periods presented, Gross Cruise Costs exclude the impairment loss and other costs related to the exit of our tour operations business, transaction costs related to the Silversea Cruises acquisition and the impact of the change in accounting principle related to the recognition of stock-based compensation expense from the graded attribution method to the straight-line attribution method for time-based stock awards, which were included within marketing, selling and administrative expenses.

Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs ("NCC") and NCC excluding Fuel
Represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs excluding Fuel, fuel expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs excluding Fuel to be the most relevant indicators of our performance.  For the periods presented, Net Cruise Costs exclude the impairment loss and other costs related to the exit of our tour operations business, transaction costs related to the Silversea Cruises acquisition  and the impact of the change in accounting principle related to the recognition of stock-based compensation expense from the graded attribution method to the straight-line attribution method for time-based stock awards, which was included within marketing, selling and administrative expenses.

Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

Net Yields
Net Yields represent Net Revenues per APCD. We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that they are the most relevant measures of our pricing performance because they reflect the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

For additional information see "Adjusted Measures of Financial Performance" below.

Royal Caribbean Cruises Ltd. (NYSE: RCL) is a global cruise vacation company that owns and operates three global brands: Royal Caribbean International, Celebrity Cruises and Azamara Club Cruises.  We are a 50% joint venture owner of the German brand TUI Cruises, a 49% shareholder in the Spanish brand Pullmantur and a 36% shareholder in the Chinese brand SkySea Cruises. Together, these brands operate a combined total of 50 ships with an additional twelve on order as of June 30, 2018.  They operate diverse itineraries around the world that call on approximately 540 destinations on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.azamaraclubcruises.com, www.tuicruises.com, www.pullmantur.es, or www.rclinvestor.com.

Certain statements in this release relating to, among other things, our future performance constitutes forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to: statements regarding revenues, costs and financial results for 2018 and beyond. Words such as "anticipate," "believe," "could," "driving," "estimate," "expect," "goal," "intend," "may," "plan," "project," "seek," "should," "will," "would," and similar expressions are intended to help identify forward-looking statements.  Forward-looking statements reflect management's current expectations, are based on judgments, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending, and operating costs; our ability to obtain new borrowings or capital in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs; incidents or adverse publicity concerning the travel industry generally or the cruise industry specifically; concerns over safety, health and security aspects of traveling; unavailability of ports of call; the uncertainties of conducting business internationally and expanding into new markets and new ventures; changes in operating and financing costs; the impact of foreign exchange rates, interest rate and fuel price fluctuations; vacation industry competition and changes in industry capacity and overcapacity; the impact of new or changing legislation and regulations on our business; emergency ship repairs, including the related lost revenue; the impact of issues at shipyards, including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions "Risk Factors" in our most recent quarterly report on Form 10-Q, as well as our other filings with the SEC, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent annual report on Form 10-K and our recent quarterly report on Form 10-Q, copies of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures defined as non-GAAP financial measures under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or US GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with US GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding US GAAP measures.
A reconciliation to the most comparable US GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release.  We have not provided a quantitative reconciliation of (i) projected Total Revenues to projected Net Revenues, (ii) projected Gross Yields to projected Net Yields, (iii) projected Gross Cruise Costs to projected Net Cruise Costs and projected Net Cruise Costs excluding Fuel and (iv) projected Net Income and Earnings per Share to projected Adjusted Net Income and Adjusted Earnings per Share because preparation of meaningful US GAAP projections of Total Revenues, Gross Yields, Gross Cruise Costs, Net Income and Earnings per Share would require unreasonable effort. Due to significant uncertainty, we are unable to predict, without unreasonable effort, the future movement of foreign exchange rates, fuel prices and interest rates inclusive of our related hedging programs.  In addition, we are unable to determine the future impact of restructuring expenses or other non-core business related gains and losses which may result from strategic initiatives. These items are uncertain and could be material to our results of operations in accordance with US GAAP. Due to this uncertainty, we do not believe that reconciling information for such projected figures would be meaningful.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited, in thousands, except per share data)
	Quarter Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Passenger ticket revenues	$1,672,570	$1,581,385	$3,098,214	$2,999,608
Onboard and other revenues	665,035	613,889	1,267,147	1,204,226
Total revenues	2,337,605	2,195,274	4,365,361	4,203,834
Cruise operating expenses:
Commissions, transportation and other	358,305	340,331	648,914	650,579
Onboard and other	142,240	132,437	241,777	238,431
Payroll and related	226,315	210,362	453,471	426,097
Food	128,383	121,764	248,025	242,975
Fuel	172,309	170,748	332,650	348,162
Other operating	286,859	281,143	565,593	526,365
Total cruise operating expenses	1,314,411	1,256,785	2,490,430	2,432,609
Marketing, selling and administrative expenses	312,923	283,855	650,284	601,320
Depreciation and amortization expenses	253,376	234,937	493,606	470,686
Operating Income	456,895	419,697	731,041	699,219
Other income (expense):
Interest income	13,098	5,811	20,831	12,063
Interest expense, net of interest capitalized	(81,864)	(76,632)	(149,742)	(156,949)
Equity investment income	44,311	23,359	73,063	35,239
Other income (expense)	33,855	(2,709)	9,755	(5,320)
	9,400	(50,171)	(46,093)	(114,967)
Net Income	$466,295	$369,526	$684,948	$584,252
Earnings per Share:
Basic	$2.20	$1.72	$3.23	$2.72
Diluted	$2.19	$1.71	$3.21	$2.71
Weighted-Average Shares Outstanding:
Basic	211,673	215,085	212,139	214,978
Diluted	212,509	216,062	213,079	215,944

Comprehensive Income
Net Income	$466,295	$369,526	$684,948	$584,252
Other comprehensive income (loss):
Foreign currency translation adjustments	(11,521)	5,979	(10,361)	8,321
Change in defined benefit plans	(1,964)	(3,649)	5,796	(4,290)
(Loss) gain on cash flow derivative hedges	(68,900)	128,954	73,630	151,415
Total other comprehensive (loss) income	(82,385)	131,284	69,065	155,446
Comprehensive Income	$383,910	$500,810	$754,013	$739,698

STATISTICS
	Quarter Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Passengers Carried	1,461,055	1,433,339	2,866,006	2,858,872
Passenger Cruise Days	10,213,067	9,950,570	19,838,849	19,910,135
APCD	9,402,736	9,152,899	18,318,442	18,432,309
Occupancy	108.6%	108.7%	108.3%	108.0%

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	As of
	June 30,	December 31,
	2018	2017
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$108,998	$120,112
Trade and other receivables, net	355,729	318,641
Inventories	121,879	111,393
Prepaid expenses and other assets	418,817	258,171
Derivative financial instruments	94,473	99,320
Total current assets	1,099,896	907,637
Property and equipment, net	21,429,719	19,735,180
Goodwill	288,418	288,512
Other assets	1,239,003	1,429,597
	$24,057,036	$22,360,926
Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$1,177,626	$1,188,514
Accounts payable	418,616	360,113
Accrued interest	61,175	47,469
Accrued expenses and other liabilities	751,585	903,022
Derivative financial instruments	44,203	47,464
Customer deposits	3,049,145	2,308,291
Total current liabilities	5,502,350	4,854,873
Long-term debt	7,341,463	6,350,937
Other long-term liabilities	439,525	452,813
Commitments and contingencies
Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 235,779,344 and 235,198,901 shares issued, June 30, 2018 and December 31, 2017, respectively)	2,358	2,352
Paid-in capital	3,397,561	3,390,117
Retained earnings	9,429,784	9,022,405
Accumulated other comprehensive loss	(265,200)	(334,265)
Treasury stock (25,293,576 and 21,861,308 common shares at cost, June 30, 2018 and December 31, 2017, respectively)	(1,790,805)	(1,378,306)
Total shareholders' equity	10,773,698	10,702,303
	$24,057,036	$22,360,926

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Six Months Ended June 30,
	2018	2017
Operating Activities
Net income	$684,948	$584,252
Adjustments:
Depreciation and amortization	493,606	470,686
Impairment losses	33,651	—
Net deferred income tax (benefit) expense	(893)	1,084
Gain (loss) on derivative instruments not designated as hedges	29,750	(34,988)
Share-based compensation expense	31,819	35,379
Equity investment income	(73,063)	(35,239)
Amortization of debt issuance costs	16,283	26,035
Gain on sale of property and equipment	—	(30,902)
Gain on sale of unconsolidated affiliate	(13,680)	—
Recognition of deferred gain	(21,794)	—
Changes in operating assets and liabilities:
Decrease in trade and other receivables, net	16,162	33,045
(Increase) decrease in inventories	(10,485)	4,682
Increase in prepaid expenses and other assets	(152,626)	(36,931)
Increase in accounts payable	58,842	69,634
Increase in accrued interest	13,706	5,486
Decrease in accrued expenses and other liabilities	(71,254)	(47,189)
Increase in customer deposits	740,420	563,546
Dividends received from unconsolidated affiliates	158,942	57,402
Other, net	(2,748)	(6,702)
Net cash provided by operating activities	1,931,586	1,659,280

Investing Activities
Purchases of property and equipment	(2,212,880)	(271,541)
Cash received on settlement of derivative financial instruments	69,195	34,866
Cash paid on settlement of derivative financial instruments	(34,898)	—
Cash received on loans to unconsolidated affiliates	37,607	23,487
Proceeds from the sale of property and equipment	—	230,000
Proceeds from the sale of unconsolidated affiliate	13,215	—
Other, net	(13,220)	(9,144)
Net cash (used in) provided by investing activities	(2,140,981)	7,668

Financing Activities
Debt proceeds	3,929,322	2,236,000
Debt issuance costs	(48,535)	(14,575)
Repayments of debt	(3,029,944)	(3,689,890)
Purchases of treasury stock	(369,476)	—
Dividends paid	(254,645)	(206,039)
Proceeds from exercise of common stock options	4,062	2,385
Other, net	(16,827)	2,626
Net cash provided by (used in) financing activities	213,957	(1,669,493)
Effect of exchange rate changes on cash	(15,676)	419
Net decrease in cash and cash equivalents	(11,114)	(2,126)
Cash and cash equivalents at beginning of period	120,112	132,603
Cash and cash equivalents at end of period	$108,998	$130,477

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$114,061	$125,007

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):

	Quarter Ended June 30,			Six Months Ended June 30,
	2018	2018 On a Constant Currency Basis	2017	2018	2018 On a Constant Currency Basis	2017
Passenger ticket revenues	$1,672,570	$1,653,080	$1,581,385	$3,098,214	$3,045,394	$2,999,608
Onboard and other revenues	665,035	661,938	613,889	1,267,147	1,258,780	1,204,226
Total revenues	2,337,605	2,315,018	2,195,274	4,365,361	4,304,174	4,203,834
Less:
Commissions, transportation and other	358,305	354,488	340,331	648,914	640,082	650,579
Onboard and other	142,240	141,115	132,437	241,777	240,475	238,431
Net Revenues	$1,837,060	$1,819,415	$1,722,506	$3,474,670	$3,423,617	$3,314,824

APCD	9,402,736	9,402,736	9,152,899	18,318,442	18,318,442	18,432,309
Gross Yields	$248.61	$246.21	$239.84	$238.30	$234.96	$228.07
Net Yields	$195.38	$193.50	$188.19	$189.68	$186.89	$179.84

Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD):

	Quarter Ended June 30,			Six Months Ended June 30,
	2018	2018 On a Constant Currency Basis	2017	2018	2018 On a Constant Currency Basis	2017
Total cruise operating expenses	$1,314,411	$1,305,451	$1,256,785	$2,490,430	$2,470,629	$2,432,609
Marketing, selling and administrative expenses (1) (2)	296,997	294,106	283,855	643,596	635,066	601,320
Gross Cruise Costs	1,611,408	1,599,557	1,540,640	3,134,026	3,105,695	3,033,929
Less:
Commissions, transportation and other	358,305	354,488	340,331	648,914	640,082	650,579
Onboard and other	142,240	141,115	132,437	241,777	240,475	238,431
Net Cruise Costs	1,110,863	1,103,954	1,067,872	2,243,335	2,225,138	2,144,919
Less:
Fuel	172,309	172,309	170,748	332,650	332,650	348,162
Net Cruise Costs Excluding Fuel	$938,554	$931,645	$897,124	$1,910,685	$1,892,488	$1,796,757

APCD	9,402,736	9,402,736	9,152,899	18,318,442	18,318,442	18,432,309
Gross Cruise Costs per APCD	$171.38	$170.12	$168.32	$171.09	$169.54	$164.60
Net Cruise Costs per APCD	$118.14	$117.41	$116.67	$122.46	$121.47	$116.37
Net Cruise Costs Excluding Fuel per APCD	$99.82	$99.08	$98.02	$104.30	$103.31	$97.48

(1) For the six months ended June 30, 2018, the amount does not include the impact of the change in accounting principle of $9.2 million related to the recognition of stock-based compensation expense from the graded attribution method to the straight-line method for time-based stock awards.

(2) For the quarter and six months ended June 30, 2018, the amounts do not include the impairment and other costs related to the exit of our tour operations business of $11.3 million and transaction costs of $4.7 million related to the Silversea Cruises acquisition.

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION (CONTINUED)
(unaudited)
Adjusted Net Income and Adjusted Earnings per Share were calculated as follows (in thousands, except per share data):

	Quarter Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net Income	$466,295	$369,526	$684,948	$584,252
Adjusted Net income	482,221	369,526	714,979	584,252
Net Adjustments to Net Income - Increase	$15,926	$—	$30,031	$—
Adjustments to Net Income:
Impairment loss related to Skysea Holding	$—	$—	$23,343	$—
Impairment and other costs related to exit of tour operations business(3)	11,255	—	11,255	—
Transaction costs related to Silversea Cruises acquisition	4,671	—	4,671	—
Impact of change in accounting principle(4)	—	—	(9,238)	—
Net Adjustments to Net Income - Increase	$15,926	$—	$30,031	$—

Earnings per Share - Diluted	$2.19	$1.71	$3.21	$2.71
Adjusted Earnings per Share - Diluted	2.27	1.71	3.36	2.71
Net Adjustments to Net Income- Increase	$0.08	$—	$0.15	$—

Adjustments to Earnings per Share:
Impairment loss related to Skysea Holding	$—	$—	$0.11	$—
Impairment and other costs related to exit of tour operations business(3)	0.06	—	0.06	—
Transaction costs related to Silversea Cruises acquisition	0.02	—	0.02	—
Impact of change in accounting principle(4)	—	—	(0.04)	—
Net Adjustments to Net Income- Increase	$0.08	$—	$0.15	$—

Weighted-Average Shares Outstanding - Diluted	212,509	216,062	213,079	215,944

(3) In 2014, we created a tour operations business that focused on developing, marketing and selling land based tours around the world through an e-commerce platform. During the second quarter of 2018, we decided to cease operations and exit this business. As a result, we incurred exit costs, primarily consisting of fixed asset impairment charges and severance expense.

(4) In January 2018, we elected to change our accounting policy for recognizing stock-based compensation expense from the graded attribution method to the straight-line attribution method for time-based stock awards.